EX-11.1


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS






                                                              YEAR ENDED MARCH 31,
                                                              --------------------

                                                      2000           1999              1998
                                                      ----           ----              ----

Net income (loss)                               $     236,653   $   979,074        $(8,727,144)
Weighted average common shares outstanding         19,442,115     9,857,252          9,626,335
                                                   ----------     ---------          ---------
Net income (loss) per share                                       $    0.10        $     (0.91)